Exhibit 99.1

PepsiCo Announces Election of Shona L. Brown to its Board of Directors

PURCHASE, N.Y., March 20, 2009 – PepsiCo, Inc. (NYSE: PEP) announced the election of Shona L. Brown to its board of directors following today’s board meeting.

Ms. Brown, 42, is Senior Vice President, Business Operations of Google Inc., a position she has held since 2006. From 2003 to 2006 she served as Vice President, Business Operations of Google Inc., where she led internal business operations and people operations. From October 1995 to August 2003, Ms. Brown was at McKinsey & Company, a management consulting firm, where she had been a partner since December 2000.

Ms. Brown has a bachelor’s degree in computer systems engineering from Carleton University in Canada and a master’s degree in economics and philosophy from Oxford University as a Rhodes Scholar. She received her Ph.D. and postdoctoral degree from Stanford University’s Department of Industrial Engineering and Engineering Management. She is a director of the following non-profit organizations: San Francisco Jazz Organization, The Bridgespan Group, and the Exploratorium.

Ms. Brown’s election to the board is effective March 20, 2009, and she will participate as a member of the Board’s Compensation Committee and Nominating and Corporate Governance Committee.

The election of Ms. Brown to PepsiCo’s board brings the total number of independent directors to 11. In addition, the board has two inside directors, Indra Nooyi, the company’s chairman and chief executive officer and Mike White, vice chairman of PepsiCo and chief executive officer of PepsiCo International, for a total of 13 directors.

About PepsiCo

PepsiCo is one of the world’s largest food and beverage companies, with 2008 annual revenues of more than $43 billion. The company employs approximately 198,000 people worldwide, and its products are sold in approximately 200 countries. Its principal businesses include: Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. The PepsiCo portfolio includes 18 brands that generate $1 billion or more each in annual retail sales. PepsiCo’s commitment to sustainable growth, defined as Performance with Purpose, is focused on generating healthy financial returns while giving back to communities the company serves. This includes meeting consumer needs for a spectrum of convenient foods and beverages, reducing the company’s impact on the environment through water, energy and packaging initiatives, and supporting its employees through a diverse and inclusive culture that recruits and retains world-class talent. PepsiCo is listed on the Dow Jones Sustainability North America Index and the Dow Jones Sustainability World Index. For more information, please visit www.pepsico.com.